Exhibit 99.1

OLD SECOND BANCORP, INC.

Traded: NASDAQ National Market System

Symbol: OSBC

For Immediate Release

October 15, 2004

For additional information contact:

William Skoglund, Chairman, President & CEO

(630) 906-5483

Doug Cheatham, Sr. Vice President and CFO

(630) 906-5484

Old Second Bancorp, Inc. earned $1.32 diluted earnings per share in the first nine months of 2004, a 14.78% increase over the $1.15 in the first nine months of 2003.  Net income was $17.9 million in the first nine months of 2004 compared with $16.6 million in the first nine months of 2003. Earnings for the year were impacted in the second quarter by a $1.75 million ($1.17 million net of taxes) charge for the settlement of a damage award.  Old Second earned $.46 diluted earnings per share in the third quarter of 2004, a 6.98% increase over the $.43 in the third quarter of 2003.  Net income was $6.3 million in the third quarter of 2004, compared with $5.8 million in the third quarter of 2003.

Net-interest income increased from $46.0 million in the first nine months of 2003 to $50.8 million in the first nine months of 2004, a 10.4% increase. Non-interest income decreased from $23.2 million in the first nine months of 2003 to $18.8 million in the first nine months of 2004, an 18.9% decrease.  This was due to the decrease in the gains on sales of loans resulting from the lower volume in residential mortgage originations associated with changes in interest rates and the litigation settlement.

Total assets were $2.07 billion at September 30, 2004, an increase of $235.8 million or 12.82 % from $1.84 billion at December 31, 2003. This represents an increase of $335.3 million, or 19.27 % over the $1.74 billion at the end of the third quarter of 2003.  Growth in loans and deposits has continued through the third quarter of 2004.  Total loans increased to $1.45 billion as of September 30, 2004, an increase of $134.8 million, or 10.22% from $1.32 billion as of December 31, 2003.  This represents an increase of $196.6 million, or 15.63% over the $1.26 billion at the end of the third quarter of 2003.  At the same time, deposits increased to $1.85 billion at September 30, 2004, an increase of $324.8 million, or 21.3% from December 31, 2003 and an increase of $305.4 million or 19.8 % over the total at September 30, 2003.

Net charge-offs during the first nine months of 2004 were $131,000 compared to net charge-offs of $708,000 in the first nine months of 2003.  The Company did not make a provision for loan losses during the first nine months of 2004 compared to a provision of $2.5 million during the first nine months of the previous year. The determination by management of the allowance for loan losses was based on a number of factors, including the quality of the loan portfolio and past favorable loan loss experience.  Non-performing assets decreased from $3.3 million at year-end 2003 to $2.5 million at September 30, 2004.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Old Second Bancorp, Inc.

Financial Highlights (Unaudited)

Dollars in thousands except per share data)

	Quarter Ended September 30,		Year to Date September 30,		Year to Date December 31,
	2004	2003	2004	2003	2003

Income Statement:
Net interest income	$17,055	$15,762	$50,799	$46,021	$62,376
Provision for loan losses	0	828	0	2,546	3,251
Non-interest income	6,588	7,929	18,837	23,228	29,087
Gain on sale of securities	88	96	477	135	140
Non-interest expense	14,347	14,126	43,362	41,136	54,175
Income taxes	3,096	3,061	8,872	9,084	12,069
Net income	6,288	5,772	17,879	16,618	22,108

End of Period Balances:
Loans, net of unearned income	$1,454,344	$1,257,735	$1,454,344	$1,257,735	$1,319,538
Deposits	1,849,430	1,544,080	1,849,430	1,544,080	1,524,634
Stockholders’ equity	129,390	113,755	129,390	113,755	116,994
Total earning assets	1,955,554	1,652,947	1,955,554	1,652,947	1,745,498
Total assets	2,074,659	1,739,395	2,074,659	1,739,395	1,838,844

Average Balances:
Loans, net of unearned income	$1,434,744	$1,219,782	$1,399,610	$1,150,564	$1,183,290
Deposits	1,749,824	1,501,947	1,638,394	1,435,044	1,465,726
Stockholders’ equity	127,021	110,803	123,838	128,652	125,253
Total earning assets	1,878,020	1,664,899	1,829,355	1,589,077	1,617,848
Total assets	1,992,274	1,752,199	1,930,870	1,670,353	1,699,605

Per Share Data:
Basic earnings per share	$0.47	$0.43	$1.33	$1.16	$1.57
Diluted earnings per share	$0.46	$0.43	$1.32	$1.15	$1.56
Dividends declared per share	$0.12	$0.10	$0.34	$0.30	$0.40
Book value per share	$9.64	$8.51	$9.64	$8.51	$8.74
Tangible book value per share	$9.42	$8.26	$9.42	$8.26	$8.50
Average number of shares outstanding	13,417,680	13,382,592	13,412,185	14,340,176	14,096,244
Ending number of shares outstanding	13,417,680	13,370,280	13,417,680	13,370,280	13,387,480

Profitability Ratios (annualized):
Return on average assets	1.26%	1.31%	1.24%	1.33%	1.30%
Return on average equity	19.69%	20.67%	19.29%	17.27%	17.65%
Net interest margin (tax equivalent)	3.72%	3.84%	3.81%	3.97%	3.95%

Asset Quality:
Nonperforming assets	$2,510	$4,637	$2,510	$4,637	$3,309
Net charge offs	144	105	131	708	719
Allowance for loan losses	18,170	17,607	18,170	17,607	18,301
Allowance for loan losses to loans	1.25%	1.40%	1.25%	1.40%	1.39%